Exhibit 10.1

CYS INVESTMENTS, INC.

2013 INCENTIVE COMPENSATION PLAN

CYS Investments, Inc.’s 2013 Incentive Compensation Plan (the “Plan”) is a plan under which eligible employees of CYS Investments, Inc. (the “Company”) may earn bonus awards (“Bonus Awards”). Bonus Awards under the Plan will be paid annually. The amount of a Bonus Award will be based upon the Company’s and the employee’s performance during the 2013 fiscal year.

The Plan was adopted by the Compensation Committee on March 26, 2013, subject to the stockholders’ approval of the 2013 Equity Incentive Plan (the “Equity Plan”), and the Plan will not be effective unless the Equity Plan receives the requisite approval by the Company’s stockholders at the 2013 annual stockholders’ meeting. The “Quantitative Component” (described below) of the Plan is intended to permit the payment of “performance based compensation” under Section 162(m) of the Internal Revenue Code.

The Quantitative Component establishes the terms of certain awards under the Equity Plan as described herein. Each participant in the Plan is granted an Incentive Award pursuant to the Equity Plan. The Incentive Award represents the right to receive a cash payment of 50% of the amount earned under the Quantitative Component. However, the maximum amount that will be payable in cash under the Plan will not exceed 0.50% of the average net assets of the Company for 2013 (the “Cash Payment Limit”). The Incentive Award also represents the right to receive shares of restricted common stock of the Company with a value (on the date the shares are issued) equal to 50% of the amount earned under the Quantitative Component plus any amount that is earned but that cannot be paid in cash on account of the Cash Payment Limit. The shares of restricted common stock issued in settlement of the Incentive Award shall be subject to the vesting requirements and transfer restrictions as described below.

The Plan also includes the “Qualitative Component” (described below) which is separate and distinct from the Quantitative Component. The Qualitative Component is not intended to satisfy the requirements of “performance based compensation” under Section 162(m) of the Internal Revenue Code. The Qualitative Component is intended to allow the Compensation Committee, in its discretion, to provide additional compensation to Participants (as defined below) based on the Compensation Committee’s evaluation of the Participant’s contributions to the success of the Company.

Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the Company’s absolute and relative performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.

Eligibility. All employees of the Company are eligible to participate in the Plan, except for employees who (i) are classified as interns/project employees or (ii) commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible for Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1; provided, however that the Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”), may make exceptions to this requirement in its sole discretion as it deems appropriate. Being a Participant does not entitle the individual to receive a Bonus Award.

Plan Year. The Plan operates on a fiscal year basis, January 1, 2013 through December 31, 2013 (the “Fiscal Year”).

Bonus Awards. A Participant must be an active employee in good standing and on the payroll of the Company, or an approved subsidiary, on the day the Bonus Award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a Bonus Award is paid is not entitled to a partial or pro rata Bonus Award. Notwithstanding the foregoing, a Participant may be eligible to receive a Bonus Award pursuant to his or her employment agreement even if such Participant is not actively employed or on an approved payroll on the date a Bonus Award is paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate. There is no minimum award or guaranteed payment. Bonus Awards for the 2013 Fiscal Year will be paid on a pro-rata basis based on the period of the Fiscal Year during which the Participant was employed by the Company. Bonus Awards will be paid by March 15, 2014. A Bonus Award is calculated at the discretion of the Compensation Committee after considering the Company’s absolute and relative performance, the Participant’s minimum, target and maximum bonus opportunities in light of the Company’s performance and the employee’s performance for the Fiscal Year.

(a) Components of the Plan. The Plan shall be divided into two components, a quantitative component (the “Quantitative Component”) and a qualitative component (the “Qualitative Component”). The Quantitative Component shall be further sub-divided into two components, an absolute return sub-component (the “Absolute Return Sub-Component”) and a relative return sub-component (the “Relative Return Sub-Component”). The Absolute Return Sub-Component will represent 50% of the total Quantitative Component and the Relative Return Sub-Component will represent 50% of the total Quantitative Component. The amount of each Participant’s bonus under the Quantitative component will be contingent on whether the minimum, target or maximum levels of performance (as described below) have been achieved.

(i) Quantitative Component. The size of the Quantitative Component shall be contingent upon (i) with respect to the Absolute Return Sub-Component, the Company’s return on net assets (“RONA”) exceeding specified ranges of RONA (the “Hurdle Rates”) for the Fiscal Year and (ii) with respect to the Relative

Return Sub-Component, the Company’s relative three-year total stockholder return performance (based on stock price appreciation and dividend yield) compared to a competitor peer group.

The size of the Quantitative Component, both the Absolute Return Sub-Component and the Relative Return Sub-Component, of each Participant’s Bonus Award shall be based on various percentages of his or her base salary with respect to the following threshold levels:

	Percentage of Base Salary
Name	Minimum	Target	Maximum
Kevin Grant	100%	325%	550%
Frances Spark	50%	100%	150%
Richard Cleary	50%	100%	150%
Thomas Rosenbloom	50%	100%	150%
All Other Employees	Will vary based on employee

(A) Absolute Return Sub-Component. The Absolute Return Sub-Component is based on RONA. RONA shall equal (i) (A) core earnings, as such term is reported in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, plus (B) adjustments that the Board of Directors recognizes when arriving at the dividend decision (i.e., drop income), plus or minus (C) the accretion or dilution, as the case may be, resulting from the issuance of securities in capital raising transactions, divided by (ii) the average net assets for the Fiscal Year. Specifically, the bonus threshold levels of the Absolute Return Sub-Component shall be determined as follows:

Bonus Levels	Hurdle Rates

Minimum	9%-10%

Target	10%-11%

Maximum	Greater than 11%

The portion of the Bonus Award earned under the Absolute Return Sub-Component of the Quantitative Component for the Fiscal Year will be calculated for each Participant by multiplying (i) 0.50 times (ii) the product of (A) the percentage(s) that correspond to each Participant’s bonus level (minimum, target or maximum) and (B) such Participant’s 2013 base salary.

(B) Relative Return Sub-Component. The Relative Return Sub-Component is based on the Company’s three-year total stockholder return (through stock price appreciation and dividend yield) compared to a competitor peer group. The peer group consists of the following companies: American Capital Agency Corp., Anworth Mortgage Asset Corporation, Annaly Capital Management, Inc., Armour

Residential REIT, Inc., Capstead Mortgage Corporation and Hatteras Financial Corp. Specifically, the bonus threshold levels and total size of the Relative Return Sub-Component will depend on the Company’s ranking amongst its peer group, as described below:

Bonus Levels	Ranking Amongst Peer Group

Minimum	45th - 54.99th percentile

Target	55th - 74.99th percentile

Maximum	75th percentile or higher

The portion of the Bonus Award earned under the Relative Return Sub-Component of the Quantitative Component for the Fiscal Year will be calculated for each Participant by multiplying (i) 0.50 times (ii) the product of (A) percentage(s) that correspond to each Participant’s bonus level (minimum, target or maximum) and (B) such Participant’s 2013 base salary.

The size of the Quantitative Component is predicated on the condition that the Company manages its investment portfolio within leverage parameters established by the Board, in consultation with the Company’s management. If the Company exceeds the Board’s pre-determined leverage ratio (which the Board has initially set for the Fiscal Year as 8 to 1) (the “Leverage Cap”), then any Bonus Awards under the Quantitative Component attributable to the Company’s leverage ratio being in excess of the Leverage Cap, with the leverage ratio calculated on a monthly basis, will not be paid to the Participants. Notwithstanding the foregoing, the Board may adjust the Leverage Cap at any time during the applicable fiscal year based upon consultation with the Company’s management.

(ii) Qualitative Component. The size of the Qualitative Component, the Participants who receive a bonus payment under the Qualitative Component and the amount of each such payment shall be determined by the Compensation Committee in its sole discretion. The Compensation Committee may consider the following qualitative performance factors in addition to any other factors that the Compensation Committee deems to be appropriate: (i) for the Chairman and Chief Executive Officer (the “CEO”): (A) leadership of the Board and the Company, (B) investor relations, stockholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for the other senior executive officers, qualitative performance objectives determined annually by the CEO and the Board, which may include criteria such as: (A) business unit/functional area performance and (B) leadership/organizational development.

(iii) Bonus Formula. For the avoidance of doubt and as described elsewhere in this Plan, Bonus Awards will be determined and paid in accordance with the following formula:

Participant’s Bonus Award = (0.5*(Participant’s percentage of Base Salary that corresponds to the Absolute Return Sub-Component achieved*Participant’s base salary)) + (0.5*(Participant’s percentage of Base Salary that corresponds to the Relative Return Sub-Component achieved*Participant’s base salary)) + the Qualitative Component.

(b) Form of Bonuses.

(i) Size of Cash Component of Bonus Awards. The aggregate cash component of each Participant’s Bonus Award (the “Cash Component”) shall be paid under an Incentive Award granted pursuant to the Equity Plan and will be 50% of such Participant’s total Bonus Award, but will not exceed the Cash Payment Limit. Each Participant will receive 50% of his or her individual Bonus Award in cash with such pro-rata reductions as is necessary so that the Cash Payment Limit is not exceeded; provided, however, that an employee whose Bonus Award is less than $100,000 shall receive 10% of his or her individual Bonus Award in restricted stock under the Long-Term Equity Component (as defined below) and the remainder in cash. Notwithstanding the foregoing sentences in this section, the Compensation Committee may (i) elect in its discretion to increase the Cash Payment Limit and the Cash Component of the Bonus Awards to be greater than 50% if, pursuant to this section, certain employees receive greater than 50% of their Bonus Award in cash, and (ii) increase the portion of an employee’s Bonus Award payable in cash, with a corresponding reduction in the amount of the Bonus Award paid under the Long-Term Equity Component, on a case by case basis in the discretion of the Compensation Committee.

(ii) Size of Long-Term Equity Component of Bonus Pool. Except as provided in the section above, the long-term equity component of each Participant’s Bonus Award (the “Long-Term Equity Component”) shall be issued in settlement of an Incentive Award granted pursuant to the Equity Plan and will be 50% of such Participant’s total Bonus Award. If the Cash Component exceeds the Cash Payment Limit, the Compensation Committee may, but will not be required to, increase the amount of the Long-Term Equity Component by an amount equal to the excess amount of the Cash Component over the Cash Payment Limit. Except as provided in certain circumstances as described in the section above, each Participant will receive the Long-Term Equity Component of their individual Bonus Award in the same percentage as the Long-Term Equity Component percentage of the total Bonus Awards. Awards under the Long-Term Equity Component will be in the form of Stock Awards (as defined in the Equity Plan) under the Equity Plan that will vest ratably on an annual basis over a five-year period or such other period as may be determined by the Compensation Committee. Each Bonus Award paid under the Plan, whether in cash or restricted stock, will be paid subject to the Company’s right to recoup or “clawback” all or part of the payment in accordance with the requirements of Company policy or applicable law.